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                                                                      EXHIBIT 11
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Statement re computation of per share earnings

                                                              Year ended               Year ended            Year ended
                                                            September 30,             September 30,         September 30,
                                                                 1999                      1998                 1997
Net income in thousands                                              $13,708                 $5,004                   $790


Weighted average shares outstanding                                7,447,081              7,799,507              7,588,094

Assumed exercise of stock options,
  weighted average of incremental shares                             206,410                171,758                260,895

Assumed purchase of stock under stock
  purchase plan, weighted average                                      3,934                 94,024                 17,761

Diluted shares - adjusted weighted-average shares
and assumed conversions                                            7,657,425              8,065,289              7,866,750


Basic earnings per share                                               $1.84                  $ .64                  $ .10

Diluted earnings per share                                             $1.79                  $ .62                  $ .10
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